UNIVERSAL FOODS CORPORATION

                                  SAVINGS PLAN

                  (With Amendments through September 30, 1995)

                    UNIVERSAL FOODS CORPORATION SAVINGS PLAN

                                Table of Contents

                                                                         Page

   ARTICLE I.  DEFINITION OF TERMS . . . . . . . . . . . . . . . . . . .    2
        Section 1.01.   Definitions  . . . . . . . . . . . . . . . . . .    2
        Section 1.02.   Construction . . . . . . . . . . . . . . . . . .    6

   ARTICLE II.  PARTICIPATION AND VESTING SERVICE  . . . . . . . . . . .    7
        Section 2.01.   Participation  . . . . . . . . . . . . . . . . .    7
        Section 2.02.   Vesting Service  . . . . . . . . . . . . . . . .    7
        Section 2.03.   Period of Severance  . . . . . . . . . . . . . .    8
        Section 2.04.   Eligibility for Allocations  . . . . . . . . . .    8

   ARTICLE III.  CONTRIBUTIONS . . . . . . . . . . . . . . . . . . . . .    9
        Section 3.01.   Election to Make Pre-Tax Deposits  . . . . . . .    9
        Section 3.02.   Amount and Payment of Pre-Tax Deposits . . . . .    9
        Section 3.03.   Employer Matching Contributions  . . . . . . . .   12
        Section 3.04.   No Liability for Future Contributions  . . . . .   13
        Section 3.05.   Funding Policy . . . . . . . . . . . . . . . . .   13
        Section 3.06.   Employee After-Tax Contributions . . . . . . . .   14
        Section 3.07.   Rollovers  . . . . . . . . . . . . . . . . . . .   14

   ARTICLE IV.  PARTICIPANTS' ACCOUNTS AND INVESTMENTS . . . . . . . . .   15
        Section 4.01.   Establishment of Accounts  . . . . . . . . . . .   15
        Section 4.02.   Allocations  . . . . . . . . . . . . . . . . . .   15
        Section 4.03.   Investment . . . . . . . . . . . . . . . . . . .   17
        Section 4.04.   Maximum Annual Additions . . . . . . . . . . . .   19

   ARTICLE V.  BENEFITS  . . . . . . . . . . . . . . . . . . . . . . . .   22
        Section 5.01.   Retirement . . . . . . . . . . . . . . . . . . .   22
        Section 5.02.   Death  . . . . . . . . . . . . . . . . . . . . .   22
        Section 5.03.   Disability . . . . . . . . . . . . . . . . . . .   22
        Section 5.04.   Other Severance from Service . . . . . . . . . .   22
        Section 5.05.   Distributions  . . . . . . . . . . . . . . . . .   23
        Section 5.06.   Payment for Minor or Incompetent Person  . . . .   26
        Section 5.07.   Voting Rights and Tender Offers  . . . . . . . .   26
        Section 5.08.   Change of Control  . . . . . . . . . . . . . . .   27
        Section 5.09.   Loans  . . . . . . . . . . . . . . . . . . . . .   28
        Section 5.10.   Hardship Withdrawals . . . . . . . . . . . . . .   29
        Section 5.11.   Withdrawals of Certain After-Tax Contributions .   30
        Section 5.12.   Withholding/Rollover Rules . . . . . . . . . . .   30
        Section 5.13.   Quarterly Statement  . . . . . . . . . . . . . .   31

   ARTICLE VI.  ADMINISTRATION . . . . . . . . . . . . . . . . . . . . .   32
        Section 6.01.   Allocation of Responsibility Among Fiduciaries
             for Plan and Trust Administration . . . . . . . . . . . . .   32
        Section 6.02.   Appointment and Authority of Benefits
             Administrative Committee  . . . . . . . . . . . . . . . . .   32
        Section 6.03.   Use of Professional Services . . . . . . . . . .   34
        Section 6.04.   Fees and Expenses  . . . . . . . . . . . . . . .   34
        Section 6.05.   Claims Procedure . . . . . . . . . . . . . . . .   34
        Section 6.06.   Trustee's Responsibilities . . . . . . . . . . .   35
        Section 6.07.   Fiduciary Insurance and Indemnification  . . . .   35
        Section 6.08.   Agent for Service of Process . . . . . . . . . .   36
        Section 6.09.   Allocation of Fiduciary Responsibility . . . . .   36
        Section 6.10.   Liability for Breach of Co-Fiduciary . . . . . .   36
        Section 6.11.   Communications . . . . . . . . . . . . . . . . .   36

   ARTICLE VII.  TRUSTEE AND TRUST FUND  . . . . . . . . . . . . . . . .   38
        Section 7.01.   Trustee and Trust Fund . . . . . . . . . . . . .   38
        Section 7.02.   Investment of Trust Fund . . . . . . . . . . . .   38
        Section 7.03.   Acquisition of UFC Stock . . . . . . . . . . . .   38

   ARTICLE VIII.  AMENDMENT AND TERMINATION  . . . . . . . . . . . . . .   39
        Section 8.01.   Amendment  . . . . . . . . . . . . . . . . . . .   39
        Section 8.02.   Termination  . . . . . . . . . . . . . . . . . .   39
        Section 8.03.   Non-Reversion of Assets  . . . . . . . . . . . .   39

   ARTICLE IX.  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . .   40
        Section 9.01.   Participants to Furnish Information  . . . . . .   40
        Section 9.02.   Non-Guarantee of Employment or Other Benefits  .   40
        Section 9.03.   Mergers, Consolidations and Transfers of Plan
             Assets  . . . . . . . . . . . . . . . . . . . . . . . . . .   40
        Section 9.04.   Spendthrift Clause . . . . . . . . . . . . . . .   40
        Section 9.05.   Exclusive Benefit  . . . . . . . . . . . . . . .   41
        Section 9.06.   Successors and Assigns . . . . . . . . . . . . .   41
        Section 9.07.   Top-Heavy Restrictions . . . . . . . . . . . . .   41
        Section 9.08.   Retroactive Effective Date . . . . . . . . . . .   43

   Appendix A        44


                           UNIVERSAL FOODS CORPORATION

                                  SAVINGS PLAN


             Effective January 1, 1989, the Universal Foods Corporation Savings and Profit Sharing Plan is restated hereunder as the Universal Foods Corporation Savings Plan for the purpose of complying with various statutory and regulatory revisions and to implement other changes. Amendments adopted through January 1, 1990 are incorporated herein.


                         ARTICLE I.  DEFINITION OF TERMS


             Section 1.01. Definitions. The following words and phrases when used herein shall have the following respective meanings, unless the context clearly indicates otherwise:

             (a) "Acquisition Loan" means a loan (or other extension of credit) used by the Trustee to finance the acquisition of UFC Stock or to repay a prior Acquisition Loan, which loan may constitute an extension of credit to the Trust Fund from a party in interest (as defined in ERISA).

             (b) "Affiliate" means any Employer and any other corporation which is a member of a controlled group of corporations (within the meaning of Section 1563(a) of the Code determined without regard to subsections (a)(4) or (e)(3)(C) thereof) which includes an Employer.

             (c) "Beneficiary" means the person, trust and/or other entity entitled to receive benefits in the event of the Participant's death. A Participant shall designate his Beneficiary on the form and in the manner prescribed by the Benefits Administrative Committee and such designation may be changed or withdrawn by the Participant at any time. The most recent valid designation on file with the Benefits Administrative Committee at the time of the Participant's death shall be the Beneficiary. Notwithstanding the foregoing, in the event the Participant is married at the time of his death, the Beneficiary shall be the Participant's spouse at such time unless such spouse consented in writing to the designation of an alternative Beneficiary after notice of the spouse's rights and such consent was witnessed (i) by a Plan representative appointed by the Benefits Administrative Committee or (ii) by a notary public. In the event no valid designation of a Beneficiary is on file with the Benefits Administrative Committee at the date of death or no designated Beneficiary survives him, the Participant's spouse shall be deemed the Beneficiary; in the further event the Participant is unmarried or his spouse does not survive him, the Participant's estate shall be deemed to be his Beneficiary.

             (d) "Benefits Administrative Committee" means the Benefits Administrative Committee of the Company appointed by the Finance Committee.

             (e) "Benefits Investment Committee" means the Benefits Investment Committee of the Company appointed by the Finance Committee.

             (f) "Code" means the Internal Revenue Code of 1986, as interpreted and applied by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.

             (g) "Company" means Universal Foods Corporation, a Wisconsin corporation, or any successor thereto.

             (h) "Compensation" means effective October 1, 1989 a Participant's total taxable base salary or wages from the Employers before deductions, together with any overtime pay, commissions, bonuses, Pre-Tax Deposits hereunder, salary reduction contributions to any plan maintained by an Employer pursuant to Code Section 125, and salary reduction contributions to the Management Income Deferral Plan or Executive Income Deferral Plan, but exclusive of any other deferred compensation, any distribution of stock, imputed income due to life insurance coverage, contest prizes, severance pay, car allowance, any other form of additional remuneration and/or expense reimbursement which the Benefits Administrative Committee, in its sole discretion, determines not to be compensation hereunder, and any amounts received for a payroll period which ends with a day on which the Participant is not an Employee; provided, however, effective October 1, 1989, the maximum annual compensation utilized herein for any Employee shall be Two Hundred Thousand Dollars ($200,000) (or such higher amount permitted pursuant to applicable regulations due to cost of living increases). Effective October 1, 1994, the maximum annual compensation utilized herein for any Employee shall be One Hundred Fifty Thousand Dollars ($150,000) (or such other amount permitted pursuant to Code Section 401(a)(17) or applicable regulations). Notwithstanding the preceding $200,000 and $150,000 limitations, earnings received during an October, November, or December period a Participant is not permitted to make Pre-Tax Deposits due to a restriction under Section 3.02(e) shall not be treated as Compensation for purposes of the Compensation limitation. For this definition, "bonuses" shall be calculated on a paid, not an accrued, basis. Prior to October 1, 1989, "Compensation" excludes overtime pay, commissions, and bonuses.

             (i) "Employee" means any person actively employed by an Employer on its United States payroll who is not in a collective bargaining unit with which an Employer has a bargaining agreement unless such agreement specifically provides that persons in such unit shall be covered by the Plan and is in a group of employees designated in Appendix A by the Benefits Administrative Committee. A person who is a "leased employee" within the meaning of Code Section 414(n) and (o) shall not be eligible to participate in the Plan, but in the event such a person was participating or subsequently becomes eligible to participate herein, credit shall be given for the person's service as a leased employee toward completion of the Plan's eligibility and vesting requirements, including any service for a member of the controlled group or affiliated service group.

             (j) "Employee After-Tax Contributions" means amounts designated by Participants pursuant to Section 3.06 which are after-tax contributions.

             (k) "Employer" means the Company and each subsidiary or affiliate corporation with a United States payroll designated by the Benefits Administrative Committee as an Employer hereunder.

             (l) "Employer Matching Contributions" means amounts contributed by the Employers pursuant to Section 3.03 based on the Matched Pre-Tax Deposits of Participants.

             (m) "Employment Commencement Date" means the first date on which a person completes an hour of service, which is an hour for which an Employee is directly or indirectly paid or entitled to payment by an Employer or any Affiliate, and shall include hours for which back pay has been awarded or paid.

             (n) "ERISA" means the Employee Retirement Income Security Act of 1974, as interpreted and applied by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.

             (o) "Finance Committee" means the Finance Committee of the Board of Directors of the Company.

             (p) "Financed Shares" means shares of UFC Stock acquired by the Trust Fund with the proceeds of an Acquisition Loan.

             (q) "Matched Pre-Tax Deposits" means Pre-Tax Deposits by a Participant which are subject to matching by Employer Matching
   Contributions.

             (r) "Participant" means any Employee who has satisfied the conditions of Section 2.01.

             (s) "Plan" means the employee benefit arrangement herein contained, as amended and in effect from time to time, which plan shall be known as the "Universal Foods Corporation Savings Plan". The governing documents for the Plan shall include this plan document, any amendments hereto, any agreement with any Trustee and any amendments thereto, resolutions of the Finance Committee relating hereto and such uniformly applicable rules, regulations and standards promulgated by the Benefits Administrative Committee consistent and in accordance with the terms hereof and ERISA requirements. For purposes of the Internal Revenue Service and Department of Labor, the Plan is composed of two "plans", a cash or deferred profit sharing plan pursuant to Code Section 401(k) and an employee stock ownership plan pursuant to Code Sections 409 and 4975. The assets of the latter plan shall be limited to Employer Matching Contributions for plan years after September 30, 1988, any Acquisition Loans and Financed Shares, and any assets attributable thereto.

             (t) "Plan Year" means the twelve (12) month period ending on any September 30.

             (u) "Pre-Tax Deposits" means amounts designated by Participants pursuant to Section 3.02 which are contributed by the Employers in lieu of payment of an equal amount to the Participants as compensation. Matched Pre-Tax Deposits are subject to matching by Employer Matching Contributions, but Unmatched Pre-Tax Deposits are not.

             (v) "Severance from Service" means the earliest to occur of the following:

                    (i) the date that a Participant quits, retires, is terminated or dies, whichever occurs first;

                    (ii) subject to Section 2.03 hereof, the first anniversary of the date a Participant commences a continuous absence from service with the Affiliates for any other reason, such as illness, disability, layoff, vacation, or authorized leave of absence; provided, however, that for purposes of the Plan, "an authorized leave of absence" means an absence from active service with the Affiliates which an Affiliate authorizes pursuant to uniform rules consistently applied in like circumstances for its personnel who are similarly situated in respect to such Participant; or

                    (iii) the date as of which the Participant is suffering from a disability as evidenced by receipt of either long-term disability benefits from a plan sponsored by the employers or Social Security disability benefits.

             (w) "Trust" means the Trust adopted pursuant to the Universal Foods Corporation Savings and Profit Sharing Plan Trust Agreement effective as of October 1, 1976 and as amended and in effect from time to time, between the Company and the Trustee for the purpose of funding, in whole or in part, the benefits provided hereunder.

             (x) "Trust Fund" means the assets of the Trust as in effect from time to time.

             (y) "Trustee" means Marshall & Ilsley Trust Company or any successor or successors thereto appointed to hold and administer the Trust.

             (z) "UFC Stock" means common stock of the Company and/or noncallable preferred stock of the Company which is convertible into common stock of the Company.

             (aa) "Unmatched Pre-Tax Deposits" means Pre-Tax Deposits by a Participant which are not subject to matching by Employer Matching Contributions.

             (bb) "Vesting Service" means a Participant's years of employment which are credited under Section 2.02 hereof.

             Section 1.02. Construction. (a) Words used herein in the masculine gender shall include the feminine and words used herein in the singular shall include the plural in all cases where such would apply.
   The words "hereof", "herein", "hereunder" and other similar compounds of the word "here" shall refer to the entire Plan, not to a particular article or section hereof. Headings of articles, sections and subsections are for convenience of reference only; they constitute no part of the Plan and are not to be considered in the construction hereof. All references to statutory sections shall include the section so identified as amended from time to time or any other statute of similar import.

             (b) The Plan is composed of two "plans", one intended to be a cash or deferred arrangement meeting the requirements of Sections 401(k) and 401(m) of the Code and the other a stock bonus plan meeting the requirements of Sections 401(a) and 4975(e)(7) of the Code. It shall be interpreted so as to comply with the applicable requirements thereof, where such requirements are not clearly contrary to the express terms hereof. In all other respects, the Plan shall be construed and its validity determined according to the laws of the State of Wisconsin to the extent such laws are not preempted by applicable requirements of federal law. In case any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been included herein.

                 ARTICLE II.  PARTICIPATION AND VESTING SERVICE


             Section 2.01. Participation. (a) An Employee shall become a Participant hereunder as of the later of the date of becoming an Employee or the completion of the qualifying period. The qualifying period shall be satisfied on the Employee's Employment Commencement Date except for those whose customary employment is at a rate less than one thousand (1,000) hours of service during a year as determined by the Benefits Administrative Committee. For such Employees, the qualifying period is the completion of the twelve (12) month period commencing on the individual's Employment Commencement Date or any Plan Year which commences after such Date during which such twelve (12) month period the employee earns one thousand (1,000) hours of service. Notwithstanding anything herein to the contrary, any Employee who was employed by Fantasy Flavors, Inc. on September 16, 1991, shall be eligible to participate in the Plan as of, but no earlier than, January 1, 1992.

             (b) For purposes of this Section and Section 2.04, an hour of service is an hour for which a person is directly or indirectly paid by an Affiliate for the performance of duties. Hours of service shall also include each hour not credited under the preceding sentence for which back pay has been either awarded or agreed to, and each of the first five hundred one (501) hours during a single continuous period of absence for which a person is paid or entitled to payment directly or indirectly for vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absence. Notwithstanding the foregoing, no credit shall be given for payments pursuant to applicable workers' compensation or unemployment compensation or disability insurance laws. With respect to a person for whom records of hours are not regularly maintained, such person shall be assumed to have earned forty-five (45) hours of service in any week in which the person earns at least one (1) hour under the foregoing rules. The Benefits Administrative Committee shall determine each person's hours of service in accordance with Department of Labor Regulations '2530.200b-2(b) and (c).

             Section 2.02. Vesting Service. Each Employee's eligibility for benefits hereunder shall be based in part upon such Employee's years of Vesting Service. Subject to Section 2.03 hereof, each Employee shall be credited with Vesting Service for the period beginning on his Employment Commencement Date and ending on the date of his Severance from Service, less any period(s) of severance during such period which exceed(s) twelve
   (12) months in duration. Service shall be calculated based on years, months and days. An Employee of an acquired business shall be given Vesting Service for employment prior to the acquisition date only to the extent determined by the Benefits Administrative Committee. Notwithstanding the foregoing, the Vesting Service as of December 31, 1991 of any Employee who was a participant in the Fantasy Flavors, Inc. Savings and Investment Plan or the Fantasy Flavors, Inc. Profit Sharing Plan on that date shall be the greater of (i) the amount that would have been credited to the Employee under the elapsed time method of this Plan as if Fantasy Flavors, Inc. had been an Affiliate or (ii) the "Years of Service" earned by the Employee as of such date under the Fantasy Flavors, Inc. Profit Sharing Plan.

             Section 2.03. Period of Severance. (a) For purposes of this Article, a "period of severance" shall commence on an Employee's Severance from Service and shall end on the date the Employee first performs paid services as an employee of an Affiliate following such date, and said period shall be calculated in years, months and days.

             (b) If an Employee who is not entitled to a vested benefit pursuant to Article V hereof incurs a period of severance of at least twelve (12) months which equals or exceeds the period of Vesting Service, the Employee's Vesting Service earned prior to the period of severance shall be cancelled and disregarded under Section 2.02 for all purposes of the Plan; provided, however, that service shall be reinstated if the individual is reemployed within a period of time not longer than seventy-two (72) months.

             (c) Any former Participant who is rehired as an Employee shall be a Participant immediately. Upon such subsequent participation, the Vesting Service credited after the rehire shall be added to the Vesting Service earned prior to the rehire unless otherwise cancelled pursuant to subsection (b) above.

             Section 2.04. Eligibility for Allocations. Participants who are eligible for allocations of Employer Matching Contributions pursuant to Section 4.02 for any Plan Year shall be those identified below but shall not include any other Participant whose employment with the Employers was severed during the Plan Year due to any other reason:

                    (i) each Participant who is employed by an Employer on the last day of such Plan Year, treating a permanent layoff as a termination of employment but not a temporary layoff;

                    (ii) each Participant whose service with an Employer was severed during such year on account of death, disability, or retirement on or after attainment of age fifty-five
                            (55) with at least ten (10) years of Vesting
                            Service, and

                    (iii) with respect to any sale or closing of an Employer's location, to the extent specifically authorized by the Benefits Administrative Committee, any Participant whose Severance from Service was due to such sale or closing.

                           ARTICLE III.  CONTRIBUTIONS

             Section 3.01. Election to Make Pre-Tax Deposits. A Participant may file a written election to make Pre-Tax Deposits under the Plan to be effective on the participation date in Section 2.01. A Participant is not required to elect to make Pre-Tax Deposits immediately upon completion of the participation requirements but may, subject to any rules the Benefits Administrative Committee may adopt, file the election at a later date.
   The election shall be filed with the Benefits Administrative Committee on such form, in the manner, and by the time the Benefits Administrative Committee prescribes. The election shall be effective as of the participation date if timely filed or, if not, as of the payroll period following the timely filing of such election. An election shall continue in effect until suspended or terminated pursuant to the terms of the Plan.

             Section 3.02. Amount and Payment of Pre-Tax Deposits. (a) Amount. At the time of the election under Section 3.01, the Participant shall select the rate of Pre-Tax Deposits, which shall be any whole percentage of Compensation up to a maximum of ten percent (10%). The first four percent (4%) of such contributions for a Plan Year shall be Matched Pre-Tax Deposits subject to Employer Matching Contributions. Any remaining contributions for a Plan Year up to six percent (6%) of Compensation while a Participant and Employee hereunder shall be Unmatched Pre-Tax Deposits.

             (b) Change in Rate. The rate of a Participant's Pre-Tax Deposits shall remain in effect and may be changed as of the payroll period following the timely filing of an appropriate election with the Benefits Administrative Committee pursuant to such rules as are prescribed by the Benefits Administrative Committee.

             (c) Payment. Pre-Tax Deposits shall be made by payroll deduction and shall commence with the payroll period in which the election is effective. Contributions received by the Employers through payroll deduction shall be remitted to the Trustee as soon as administratively practicable as determined by the Benefits Administrative Committee but in no event less frequently than monthly.

             (d) Suspension. A Participant may elect in writing to suspend making any Pre-Tax Deposits effective with the payroll period following the timely filing of an appropriate election with the Benefits Administrative Committee pursuant to such rules as are prescribed by the Benefits Administrative Committee. A Participant's Pre-Tax Deposits shall be automatically suspended as of the time the Participant ceases to be an Employee. In addition, a Participant's Pre-Tax Deposits shall be automatically suspended for a minimum period of twelve (12) months following any hardship withdrawal of Pre-Tax Deposits pursuant to Section
   5.10. A Participant whose Pre-Tax Deposits are suspended may resume contributions after the minimum period of suspension by an election pursuant to subsection (b) above.

             (e) No Participant shall contribute Pre-Tax Deposits in excess of $7,000 in any calendar year (or such higher amount permitted pursuant to Code Section 402(g)) less the amount of any elective deferrals under all other plans, contracts or arrangements maintained by the Company. In addition,the Plan is subject to the limitations of Code
   Section 401(k) which are incorporated herein by this reference. Accordingly, the actual deferral percentage for highly compensated employees as defined in Code Section 414(q) shall not exceed the greater of:

                    (i)     the actual deferral percentage of the
                            nonhighly compensated employees multiplied by 1.25, or

                    (ii)    the lesser of (A) the actual deferral
                            percentage of the nonhighly compensated
                            employees plus two percentage points, or (B) the actual deferral percentage of the nonhighly compensated employees multiplied by 2.0,

   subject to such other applicable limit as may be prescribed by the Secretary of the Treasury to prevent the multiple use of this alternative limitation. In order to ensure the favorable tax treatment of Pre-Tax Deposits hereunder pursuant to Code Section 401(k) or to ensure compliance with Code Section 402(g) or 415, the Administrator in its discretion may prospectively decrease the rate of Pre-Tax Deposits of any Participant at any time and, to the extent permitted by applicable regulations, may direct the Trustee to refund Pre-Tax Deposits to any Participant. Any excess contributions, determined (i) after application of the family aggregation rules and use of qualified nonelective contributions and/or qualified matching contributions as helpful in the actual deferral percentage test, and (ii) by leveling the highest deferral ratios until the test is satisfied, and excess deferrals shall be distributed including applicable income determined pursuant to applicable regulations, including gap period income after 1988, together with any applicable matching contribution. The amount of a required distribution of excess deferrals shall be reduced in whole or in part by a prior distribution to such participant of excess contributions for the applicable period and vice versa. Leveling with respect to an aggregated family group shall apply only to the highly compensated members thereof unless the nonhighly compensated members' contributions were used to determine the applicable percentage in which case all members are considered for leveling purposes in proportion to their contributions. Such distributions shall be made during the plan year following the year the excess contributions were made, and the amount shall be determined based on the respective portions attributable to each highly compensated employee. In the discretion of the Finance Committee the Employers shall make a special nonelective contribution allocable to the accounts of Participants who are non-highly compensated employees as defined in Section 414(q) of the Code in the manner determined by the Finance Committee in order to satisfy the requirements of Code Section 401(k); and such contributions shall be fully vested and treated hereunder as Unmatched Pre-Tax Deposits. For purposes of this Section, "highly compensated employee" means an individual who during the current Plan Year or the preceding Plan Year:

                            (i)     was at any time a 5% owner of the
                                    Affiliates;

                            (ii)    received compensation from the
                                    Affiliates in excess of $75,000 (or
                                    such higher amount permitted
                                    pursuant to Code Section 414(q));

                            (iii)   received compensation from one or
                                    more Affiliates in excess of $50,000
                                    (or such higher amount permitted
                                    pursuant to Code Section 414(q)) and
                                    was in the top 20%, when ranked on
                                    the basis of compensation, of the
                                    employees of the Affiliates
                                    (disregarding the determination of
                                    the total number of employees, but
                                    not in the identification of the top
                                    20%, employees who have not
                                    completed 6 months of service,
                                    employees who normally work less
                                    than 172 hours per week or 6 months
                                    per year and nonresident aliens who
                                    receive no earned income from
                                    sources within the United States);
                                    or

                            (iv)    was at any time an officer of an
                                    Affiliate and received compensation
                                    from the Affiliates greater than 50%
                                    of the amount in effect under Code
                                    Section 415(b)(1)(A) for such year;
                                    provided, however, that no more than
                                    50 employees shall be taken into
                                    account under this paragraph.  If no
                                    officer of the Affiliates meets this
                                    definition, the highest paid officer
                                    of the Affiliates shall be treated
                                    as described in this paragraph.

   Notwithstanding the foregoing, an individual who did not satisfy (ii),
   (iii) or (iv) during the preceding Plan year shall only be considered highly compensated if, during the current Plan Year, he is among the 100 most highly compensated individuals employed by all Affiliates. For purposes of determining who is a highly compensated employee, a family member of a 5% owner or of one of the 10 most highly compensated individuals employed by the Affiliates shall not be considered a separate individual and, further, any compensation paid to such family member or contribution made on his behalf shall be attributed to the highly compensated employee described above. An individual shall be considered to be a "family member" only if such individual is the employee's spouse, lineal ascendant or descendant or the spouse of a lineal ascendant or descendant. "Compensation" for purposes of determining who is a highly compensated individual under this Section, has the meaning set forth in code Section 415(c)(3), but prior to reduction on account of a Participant's Pre-Tax Deposits to this Plan or any other contributions not treated as taxable income by reason of Code Section 125 or 402(a)(8).

             Section 3.03. Employer Matching Contributions. (a) For each Plan Year, the Employers shall contribute in cash and/or UFC Stock to the Trust Fund an amount which, when aggregated with (i) forfeitures allocable for such year pursuant to Section 5.04(b), (ii) investment earnings and losses as of September 30 of such Plan Year on any such contributions made prior to September 1 of such Plan Year, and (iii) the fair market value of Financed Shares released from the Loan Suspense Account described in
   Section 4.02(c), if any, results in an allocation equal to the Matched Pre-Tax Deposits made to the Plan for such year by Participants eligible for allocations as defined in Section 2.04. Notwithstanding the foregoing, the Employers shall contribute each year such amount, if any, as may be necessary to permit the Trustee to pay currently maturing obligations under an Acquisition Loan, taking into account dividends and other income available to the Trustee for that purpose.

             (b) The Employers' contribution for any Plan Year shall be paid to the Trust Fund not later than the time prescribed by law, including any extensions thereof, for filing the Employers' federal income tax returns with respect to such Plan Year.

             (c) If any Employer contributes an amount in excess of the amount it would otherwise have contributed but for a mistake of fact, such excess, less any losses thereon since its contribution, may, upon the request of the Employer, be returned to the Employer within one (1) year from the date of the mistaken contribution, but no such return shall cause any Participant's account to be reduced to an amount below the amount such account would contain if the mistaken contribution had not been made.

             (d) The Plan is subject to the limitations of Code Section 401(m) which are incorporated herein by this reference. Accordingly, the actual contribution percentage of employer contributions for highly compensated employees as defined in Code Section 414(q) shall not exceed the greater of:

                    (i) the actual contribution percentage of the nonhighly compensated employees multiplied by 1.25, or

                    (ii) the lesser of (A) the actual contribution percentage of the nonhighly compensated employees plus two percentage points, or (B) the actual contribution percentage of the nonhighly compensated employees multiplied by 2.0, subject to such other applicable limit as may be prescribed by the Secretary of the Treasury to prevent the multiple use of this alternative limitation. Any required corrections shall be made in accordance with
   Section 3.03(f).

             (e) Notwithstanding subsection (a), in the event contributions are made in the form of UFC Stock instead of cash, the Employer contributions made to achieve the level of allocations required hereunder shall be determined by using an average of the closing prices of UFC Stock on the New York Stock Exchange for the last five (5) days of the Plan Year on which UFC Stock is actually traded, and contributing sufficient UFC Stock so that as of the last day of the Plan Year the eligible Participant's account shall be credited with the value of the number of whole and fractional shares of UFC Stock which, when multiplied by the five (5) day average price, will equal the required allocation. In the event that cash contributions are made and invested in UFC Stock prior to September 1 of the applicable Plan Year, the amount of required cash contributions after August 31 of the Plan Year will be equal to the total contribution required pursuant to subsection (a) less the product of the number of whole and fractional shares resulting from the prefunding contributions multiplied by the five (5) day average price.

             (f)    Limitations.  In order to ensure compliance with Code
   Section 401(m), any excess aggregate contributions, determined (i) after application of the family aggregation rules and use of qualified matching contributions in the actual deferral percentage test, and (ii) by leveling the highest contribution ratios until the test is satisfied, shall be distributed, including applicable income determined pursuant to applicable regulations, including gap period income after 1988 together with any applicable matching contribution. Such distributions shall be made during the plan year following the year the excess aggregate contributions were made, and the amount shall be determined based on the respective portions attributable to each highly compensated employee and based on compensation while a participant as defined in Section 3.02(e) above.

             Section 3.04. No Liability for Future Contributions. Benefits and distributions under the Plan shall be only such as can be provided by the Trust Fund assets, and there shall be no liability or obligation on the part of any Employer to make any further contributions except as otherwise provided herein.

             Section 3.05. Funding Policy. The funding policy for the Plan is that Employer contributions shall be made and the Trust Fund managed in a manner consistent with the Code, ERISA, and other applicable law for the purposes of providing the benefits described herein and, to the extent permitted by such law, defraying the reasonable expenses of administering the Plan and Trust Fund.

             Section 3.06. Employee After-Tax Contributions. No Employee After-Tax Contributions shall be accepted after September 30, 1989. Employee After-Tax Contributions made prior to October 1, 1989 shall be retained in the Plan in accordance with the terms hereof.

             Section 3.07. Rollovers. The Benefits Administrative Committee may, in its discretion, direct the Trustee to accept benefits (in the form of cash) of any Participant arising out of participation in an employee pension benefit plan maintained by an Employer or a former employer of such person, as a qualified plan under Section 401 or 403 of the Code to the extent that such benefits constitute a "qualifying rollover distribution" under Section 402(a)(5) of the Code or the proceeds from a rollover individual retirement account under Section 408(d)(3) of the Code. In no event shall amounts representing nondeductible employee contributions be transferred to this Plan pursuant to this Section. Any amount so transferred shall be treated for all purposes of the Plan as fully vested, shall be given special designation by the Trustee in order to provide for the proper administration of the Plan, and shall be subject to such rules and regulations as shall be determined by the Benefits Administrative Committee.

              ARTICLE IV.  PARTICIPANTS' ACCOUNTS AND INVESTMENTS


             Section 4.01. Establishment of Accounts. The Benefits Administrative Committee shall establish a separate account for each Participant with subaccounts for (i) Pre-Tax Deposits, (ii) Employer Matching Contributions, forfeitures, and shares released from the Loan Suspense Account pursuant to Section 4.02, (iii) Employee After-Tax Contributions, (iv) any amount related to the Fantasy Flavors, Inc. Profit Sharing Plan, and (v) any amount related to the Fantasy Flavors, Inc. Savings and Investment Plan which shall be further subdivided to reflect the amounts attributable to pre-tax, after-tax and employer matching contributions under such plan. The Employer Matching Contribution subaccount shall be further subdivided to reflect (i) the amount attributable to the account, adjusted for changes in value, as of the end of the Plan Year prior to the execution of an Acquisition Loan and (ii) the amount attributable to Section 4.02(b) allocations for the Plan Year in which an Acquisition Loan is incurred and for each Plan Year thereafter. As necessary, investment subaccounts shall be established to reflect the investment of these subaccounts in the various investment funds provided herein. The establishment of separate Participant accounts and subaccounts shall not require a segregation of Trust Fund assets, and neither the Employers, Participants, former Participants, nor Beneficiaries shall acquire any right to or interest in any specific asset of the Trust Fund as a result of any allocation provided for herein.

             Section 4.02. Allocations. (a) Subject to the limitations in Sections 3.02, 3.06, and 4.04, as of the end of each calendar quarter, the Benefits Administrative Committee shall allocate the Participant's Pre-Tax Deposits and Employee After-Tax Contributions to the appropriate subaccounts in accordance with the Participant's investment directions given pursuant to Section 4.03.

             (b) Subject to the limitations in Section 3.03 and 4.04, as of the end of each Plan Year, the Benefits Administrative Committee shall allocate to the account of each eligible Participant, as determined pursuant to Section 2.04, an amount equal to the Participant's Matched Pre-Tax Deposits for such Plan Year. Such allocation shall be derived from (i) forfeitures, (ii) Employer Matching Contributions and any earnings or losses on such amounts contributed prior to September 1 of the Plan Year, and (iii) the then current fair market value of Financed Shares released from the Loan Suspense Account described in subsection (c), if any.

             (c) Financed Shares shall initially be credited to a "Loan Suspense Account" and shall be released and allocated pursuant to subsection (b) as payments are made on the Acquisition Loan. The number of Financed Shares to be released from the Loan Suspense Account for allocation for any year shall be equal to the number of shares in the Loan Suspense Account immediately before the release multiplied by whichever of the following fractions is applicable as determined by the Benefits Investment Committee.

                    (i) If, but only if, the conditions in (A) through (D) below are met, the numerator of the fraction shall be the amount of principal paid on the Acquisition Loan for the year and the denominator shall be the outstanding principal balance due on the Acquisition Loan at the beginning of the year (or on the date of the loan, if made after the beginning of the Plan Year).

                            (A)     The Acquisition Loan provides for
                                    annual payments of principal and
                                    interest at a cumulative rate that
                                    is not less rapid at any time than
                                    level annual payments of such
                                    amounts for ten (10) years.

                            (B)     Interest included in any loan
                                    payment is disregarded only to the
                                    extent that it would be determined
                                    to be interest under standard loan
                                    amortization schedules.

                            (C)     The duration of the Acquisition Loan
                                    (considering any new loan resulting
                                    from the renewal, extension or
                                    refinancing of the initial loan as
                                    being part of the same Acquisition
                                    Loan) does not exceed ten (10)
                                    years.

                            (D)     The Acquisition Loan provides for
                                    the release of any Financed Shares
                                    held as collateral for the loan in
                                    the manner specified in this (c)(i).

                    (ii) In any other case, the numerator of the fraction shall be the amount of principal and interest paid for the year and the denominator shall be the sum of the numerator plus the total of principal and interest to be paid for all future years.

   A separate Loan Suspense Account shall be established for each separate Acquisition Loan. Any cash dividends received on shares of UFC Stock held in a Loan Suspense Account shall be held and used to repay the related Acquisition Loan.

             (d) In accordance with the requirements of Code Section 409(n), to the extent that a Company shareholder sells UFC Stock to the Trust Fund and elects (with the consent of the Company) nonrecognition of gain under Code Section 1042, no portion of the UFC Stock so purchased from such shareholder subject to Code Section 1042 (or any dividends or other income attributable thereto) may be allocated to the account of:

                    (i)     the selling shareholder;

                    (ii) his spouse, brothers or sisters (whether by the whole or half blood), ancestors or lineal descendants; or

                    (iii) any shareholder owning (as determined under Code Section 318(a)) more than twenty-five percent (25%) in value of any class of UFC Stock.

   In addition to the foregoing, no allocation of Company contributions or forfeitures shall be made to such disqualified participants in lieu of such UFC Stock.

             Section 4.03. Investment. (a) Election. Each Participant shall direct, on such a form and in the manner the Benefits Administrative Committee prescribes, the percentage of the Participant's account balance, which shall be invested in each fund described in subsection (b) subject to the following conditions:

                    (i) any percentage selected must be in whole multiples of twenty-five percent (25%); and

                    (ii)    amounts allocated pursuant to Section
                            4.02(b) for Plan Years ending after
                            September 30, 1988 must be invested in the UFC Stock Fund.

   In the event a Participant fails to direct investment of any part of the account, such amount shall be invested on the Participant's behalf in the Government Securities Fund except as provided in (ii) above. A Participant's direction of investment shall remain in effect and may be changed only on a quarterly basis at such times and pursuant to such rules as the Benefits Administrative Committee may establish. A Participant may provide separate directions of investment applicable to the existing account balances or to future contributions and may change a prior direction with respect to one but not the other. No reallocation of existing account balances shall be made due to differences in investment results between various funds except as provided in a subsequent investment election specifically for such reallocation.

             (b) Investment Funds. There shall be four (4) investment funds entitled and with the investment characteristics described below:

                    (i) Fixed Income Fund: This shall be a fund to be invested primarily in obligations issued or fully guaranteed as to payment of principal and interest by the United States of America or any agency or instrumentality thereof, commercial paper variable demand notes, dated commercial paper, bank certificates of deposit, bank repurchase agreements, time deposits, or guaranteed interest and/or principal contracts issued by insurance companies or banks.

                    (ii) Government Securities Fund: This shall be a fund to be invested primarily in securities with maturities of one year or less issued or guaranteed by the United States of America.

                    (iii) Equity Fund: This shall be a fund to be invested primarily in common and preferred stocks and bonds or notes issued by federal, state, or local governments or any corporate entity other than an Affiliate.

                    (iv)    UFC Stock Fund:  This shall be a fund
                            primarily invested in UFC Stock. The ERISA limitation on the maximum amount of employer securities in a plan shall not be applicable hereto.

   Pending investment in securities of a character prescribed for the fund, any part of a fund may be invested in savings accounts or other deposits with a bank, commercial paper or other short-term securities, not including any securities of an Affiliate. Changes in the foregoing funds may be made and additional funds may be established in the discretion of the Benefits Administrative Committee, with such titles and investment characteristics as shall be determined by the Benefits Administrative Committee and communicated to Participants.

             (c) Allocation: Subject to Section 5.09, each Participant's account shall be invested in the various funds as directed by the Participant pursuant to subsection (a). At the end of each Plan Year quarter, the Benefits Administrative Committee shall increase or decrease each subaccount with its proportionate share of any changes in fair market value of the Trust Fund assets attributable to the applicable investment fund since the end of the preceding Plan Year quarter. The Benefits Administrative Committee may establish reasonable, uniform fees which may be charged to Participants making investment elections hereunder. For purposes of allocating investment return, one-half of any Pre-Tax Deposits and Employee After-Tax Contributions made during the applicable quarter shall be deemed to have been invested for the entire quarter. Any earnings or losses related to prefunding of Employer Matching Contributions shall affect the amount of such contributions and shall not be allocated as earnings under this subsection.

             Section 4.04. Maximum Annual Additions. (a) Notwithstanding the other provisions of this Plan, annual additions to the account of any Participant for a Plan Year shall not exceed the lesser of:

                    (i) subject to subsection (b) below, thirty thousand dollars ($30,000) as adjusted pursuant to Section 415(c)(1)(A) and (d)(1) of the Code; or

                    (ii)    twenty-five percent (25%) of the
                            Participant's total compensation (as defined in subsection (c) of Section 415 of the Code using accrued, not paid, bonuses) from the Affiliates for such Plan Year.

   The term "annual additions" as used in this subsection shall mean the amount of the Pre-Tax Deposits, Employer Matching Contributions, and Employee After-Tax Contributions and forfeitures for the Plan Year allocated to the account of the Participant, but shall not include the amount of any Employer contribution used to pay interest on an Acquisition Loan. If a Participant also participates in another qualified defined contribution plan maintained by an Employer, then the sum of his annual additions under this Plan and under such other plan shall not exceed the limitations described in (i) or (ii) above subject to any special limitations applicable to such other plan. In the event that at any September 30 such limitations would be exceeded after appropriate reduction to his allocation in the Universal Foods Transition Retirement Plan, then the Participant's annual additions to his account shall be reduced as may be necessary to satisfy such limitations.

             (b) Under certain circumstances, the dollar limitation set forth in subsection (a)(i) of this Section may be increased. The increase will occur only if not more than one-third (1/3) of the total Employer contributions for the Plan Year are allocated to the accounts of Participants who are highly compensated employees as determined under Code
   Section 414(q). The amount of increase will be the lesser of: (i) the dollar amount otherwise applicable for the Plan Year; or (ii) the amount of Employer contributions allocated to the Participant's account for the Plan Year representing UFC Stock which is:

                            (A)     contributed to the Plan for that
                                    Plan Year;

                            (B)     purchased with Employer
                                    contributions (in cash) not later
                                    than sixty (60) days after the due
                                    date (including extensions) for
                                    filing the Company's Federal income
                                    tax return for that Plan Year; or

                            (C)     released from the Loan Suspense
                                    Account by reason of payments on an
                                    Acquisition Loan for that Plan Year.

   In addition, Employer contributions which are used (not later than the due date, including extensions, for filing the Company's Federal income tax return for the Plan Year) to pay interest on an Acquisition Loan and any forfeitures resulting from Financed Shares shall not be included as annual additions in any Plan Year in which not more than one-third (1/3) of the Employer contributions applied to pay principal and/or interest on an Acquisition Loan are allocated to Participants who are highly compensated employees as determined under Code Section 414(q). The Benefits Administrative Committee shall reallocate such Employer contributions to the extent necessary to satisfy this special rule after appropriate reduction to his allocation in the Universal Foods Transition Retirement Plan.

             (c) In addition, if a Participant is also participating in a qualified defined benefit plan which an Affiliate maintains on his behalf, the sum of the defined benefit fraction and the defined contribution fraction as defined in Section 415(e) will not exceed one (1) and the limitations of Code Section 415(e) are hereby incorporated by reference. If as of any September 30 such rules are violated, the benefit of any active defined benefit plan shall be reduced accordingly; otherwise, the annual additions for the Plan Year hereunder shall be reduced to satisfy such limitations.

             (d) In the event that either of the rules set forth in this Section would otherwise be violated, there shall be deducted from such Participant's account such amount as may be necessary to satisfy both of such rules; any such amount shall be treated as a forfeiture for purposes of Sections 3.03 and 4.02(b); provided that if such reallocation to the accounts of other Participants is not possible as the result of the application of this Section, then the reallocable amounts shall be credited to a suspense account subject to the following conditions:

                    (i) amounts in the suspense account shall be allocated at such time, including termination of the Plan or complete discontinuance of Employer contributions, as the foregoing limitations permit,

                    (ii) any income produced by such suspense account shall be held in the suspense account,

                    (iii) no further Employer contributions shall be permitted until the foregoing limitations permit their allocation to Participants' accounts, and

                    (iv) upon termination of the Plan any unallocable amounts in the suspense account shall revert to the Company.


                              ARTICLE V.  BENEFITS

             Section 5.01. Retirement. For any Participant hired by an Affiliate prior to attainment of age sixty (60), the account of such Participant shall be fully vested and nonforfeitable upon attainment of age sixty-five (65) if then employed with an Affiliate. For any Participant first hired by an Affiliate after attainment of age sixty
   (60), the account of such Participant shall be fully vested and nonforfeitable as of the fifth (5th) anniversary of such date of hire if then employed with an Affiliate. Payments shall commence as soon as practicable after the Participant's Severance from Service and be payable in accordance with Section 5.05.

             Section 5.02. Death. Upon a Participant's death before his Severance from Service for any other reason, the entire amount credited to his account shall be fully vested and nonforfeitable. Upon a Participant's death, whether before or after commencement of payment of benefits, the vested amount credited to his account shall be payable in accordance with Section 5.05 to the Participant's Beneficiary.

             Section 5.03. Disability. If a Participant's Severance from Service occurs on account of a disability as described in Section 1.01(v)(iii), the entire amount credited to his account shall be fully vested and nonforfeitable and shall be payable to him in accordance with
   Section 5.05.

             Section 5.04. Other Severance from Service. (a) Any Participant whose Severance from Service occurs by reason other than retirement, death or disability shall be fully vested and nonforfeitable with respect to the amount credited to his Pre-Tax Deposits and Employee After-Tax Contributions subaccounts and with respect to that percentage of his Employer Matching Contributions subaccount determined in accordance with the following table, which amount shall be payable to him in accordance with Section 5.05:

        Years of
        Vesting Service     Old Schedule New Schedule

            Less than 1         0%               0%
            1                   10%             20%
            2                   20%             40%
            3                   30%             60%
            4                   40%             80%
            5                   50%            100%
            6                   60%            100%
            7                   70%            100%
            8                   80%            100%
            9                   90%            100%
            10 or more          100%           100%

   The new schedule shall apply to any Participant who earns an hour of service as defined in Section 2.01(b) on or after October 1, 1989. A Participant whose Severance from Service is due to a sale or closing of an Employer's location shall be fully vested in his entire account balance to the extent specifically authorized by the Benefits Administrative Committee. Notwithstanding the foregoing, a Participant is fully vested in the Fantasy Flavors, Inc. Savings and Investment Plan subaccount and the Fantasy Flavors, Inc. Profit Sharing Plan subaccount.

                                (b)            Any amounts in a Participant's
   account which are not vested under subsection (a) above upon his Severance from Service shall be maintained in such account and shall continue to share in investment earnings and losses under Article IV hereof until a forfeiture occurs. A conditional forfeiture shall occur on the September 30 immediately following the later of the Participant's one year period of severance under Section 2.03 hereof or the distribution of the Participant's vested benefit pursuant to Section 5.05. Except as otherwise provided in this subsection (b), forfeitures shall be added to Employer Matching Contributions and allocated under Section 4.02(b). In the event a former Participant is reemployed prior to such September 30, he shall not receive any further distribution until he again severs his service with the Employers, and any forfeitable amount shall remain in his account and continue to vest in accordance with subsection (a) above. In the event the Participant is reemployed after such September 30 and within a period of time not longer than seventy-two (72) months (or, if greater, the number of years of vesting service plus one, times twelve (12)) (a "final forfeiture break in service"), his conditionally forfeited account shall be reestablished from forfeitures of other Participants or from a special Employer contribution as determined by the Benefits Administrative Committee, and such reconstituted account shall continue to vest in accordance with subsection (a). Upon a final forfeiture break in service, the forfeiture shall become final regardless of the future employment of the Participant. Separate subaccounts shall be maintained for Employer contributions accrued with respect to a Participant before a final forfeiture break in service and after such a break, and the vested portion of the pre-break accrued benefit shall not be less than an amount "X" determined by the formula X=P (AB+D) -D, where P is the vested percentage at the relevant time, AB is the account balance at the relevant time, and D is the amount of the distribution.

                  Section 5.05. Distributions. (a) Time. In the event of a Participant's Severance from Service with the Employers, the entire amount to which the Participant is entitled under the Plan shall be distributed to him or his Beneficiary, as the case may be, within sixty
   (60) days after the end of the Plan Year quarter in which the event giving rise to such distribution occurs; provided, however, that a Participant with a Fantasy Flavors, Inc. Profit Sharing Plan subaccount may elect to receive such subaccount within thirty (30) days after the end of such Plan Year quarter. Notwithstanding any other provision in this Section, the account balance of a Participant shall be distributed no later than April 1 of the calendar year following the calendar year in which he attains age seventy and one-half (702). If a Participant who has severed his service or has incurred a disability subsequently dies prior to receiving his total distribution hereunder, the remainder of such distribution shall then be made to his Beneficiary. Except with respect to death benefits, no lump sum cash distribution in excess of Three Thousand Five Hundred Dollars ($3,500) shall be made prior to the Participant's attainment of age seventy and one-half (702) without the consent of the Participant to the extent required by law.

                  (b) Form. The amount to which a Participant or his Beneficiary, as the case may be, is entitled hereunder shall be rendered, at the election of the recipient, in the form of

                         (i)    a lump sum distribution consisting
                                entirely of cash or UFC Stock, as
                                determined by the Participant,
                                except that cash shall be
                                distributed in lieu of any
                                fractional share of UFC Stock; or

                         (ii)   as an annuity, if such amount
                                exceeds Three Thousand Five Hundred
                                Dollars ($3,500).

   If a Participant is married at the time he is entitled to commencement of the distribution, the following rules apply:

                         (iii)  Except as elected to the contrary
                                pursuant to (iv) below, the benefit
                                shall be paid by purchasing a joint
                                and survivor annuity contract from
                                a licensed insurance company using
                                unisex actuarial factors and
                                providing a monthly benefit for the
                                life of the Participant commencing
                                immediately and, if the Participant
                                predeceases the Participant's
                                spouse as of the commencement date,
                                a survivor's benefit to the spouse
                                for the spouse's remaining life
                                equal to one-half of the monthly
                                amount received by the Participant.

                         (iv)   A Participant may elect, in writing
                                on a form provided by and filed
                                with the Benefits Administrative
                                Committee, against receiving
                                payments in the form of such a
                                joint and survivor annuity, but
                                such election shall only be
                                effective if the spouse consents to
                                such election and acknowledges the
                                effect of such waiver, such consent
                                being witnessed by a Plan
                                representative appointed by the
                                Benefits Administrative Committee
                                or a notary public.

   In the event (i) a Participant dies prior to commencement of annuity benefits hereunder, (ii) a Beneficiary is the applicable Participant's spouse, and (iii) the benefit payable to such spouse is in excess of Three Thousand Five Hundred Dollars ($3,500), unless such spouse elects in writing to receive the lump sum payment otherwise payable pursuant to subsection (i) above, the benefit payable to such spouse shall be paid by purchasing a life only annuity contract from a licensed insurance company using unisex actuarial factors and providing a monthly benefit for the life of the spouse commencing immediately. Any elections hereunder may be made or revoked at any time prior to the benefit commencement date, and the Benefits Administrative Committee shall provide the Participant and the spouse, as applicable, notice of their rights under this subsection in accordance with the requirements of applicable regulations at least ninety
   (90) days prior to such benefit commencement. Any spouse consent shall only be valid for benefits commencing within ninety (90) days of such consent. In addition, an unmarried Participant who elects an annuity distribution shall be provided a life only annuity contract unless the Participant elects to the contrary, to the extent and in the manner required by law.

                  (c) Installments. Notwithstanding (a) and (b) above, in the event the total account has ever exceeded $3,500 and subject to the spouse consent rules above, a Participant or his Beneficiary, as the case may be, may elect to receive the Fantasy Flavors, Inc. Savings and Investment Plan subaccount and Fantasy Flavors, Inc. Profit Sharing Plan subaccount, if any, in a series of substantially equal monthly, quarterly or annual installments over a period not exceeding the greater of (i) the Participant's life expectancy or (ii) the joint and last survivor life expectancy of the Participant and his Beneficiary. If distribution is made under this installment method and the Beneficiary is not the spouse of the Participant, the present value of the payments expected to be made over the life expectancy of the Participant shall be more than 50 percent of the present value of the total payments to be made to the Participant and his Beneficiary. If a distribution is made to or for the benefit of a Participant's Beneficiary on account of the Participant's death before commencement of payment in accordance with this subsection (c), such distribution will normally be completed within five years after the Participant's death, except that:

                         (i)    if the distribution is payable to a
                                Beneficiary who is not the
                                Participant's surviving spouse, it
                                may be payable over a period not
                                extending beyond the life
                                expectancy of such person,
                                commencing not later than one year
                                after the date of the Participant's
                                death (or such later date as the
                                Secretary of the Treasury may
                                prescribe), or

                         (ii)   if the distribution is payable to a
                                Beneficiary who is the surviving
                                spouse of the Participant, it may
                                be payable over a period not
                                extending beyond the life
                                expectancy of such surviving
                                spouse, and it may commence not
                                later than one year after the date
                                of the Participant's death or, if
                                later, the date the Participant
                                would have attained age 702 years
                                had he or she lived.

   A Participant may direct how his benefits in the Fantasy Flavors, Inc. Savings and Investment Plan subaccount and Fantasy Flavors, Inc. Profit Sharing Plan subaccount are to be paid to his Beneficiary. If the deceased Participant did not file a direction with the Benefits Administrative Committee prior to his death, the Beneficiary may elect a form of payment. However, where distribution has commenced, pursuant to this subsection (c) prior to the Participant's death, the remaining portions of the Participant's subaccounts will be distributed to the Participant's Beneficiary at least as rapidly as the installment payments otherwise selected by the Participant prior to death. For purposes of this subsection, the life expectancy of a Participant, the joint and last survivor expectancy of the Participant and the Participant's spouse, and the life expectancy of the Participant's spouse shall not be recalculated. Furthermore, under regulations prescribed by the Secretary of the Treasury pursuant to Section 401(a)(9) of the Code, any amount paid to a child of a deceased Participant shall be treated as if it had been paid to the surviving spouse of the Participant if such amount will become payable to the surviving spouse upon such child reaching the age of majority (or other designated event permitted under said regulations).

                  (d) The provisions of the Plan are intended to comply with Code Section 401(a)(9) which prescribes certain rules regarding minimum distributions and requires that death benefits be incidental to retirement benefits. All distributions under the Plan shall be made in conformance with Section 401(a)(9) and the regulations thereunder which are incorporated herein by reference. The provisions of the Plan governing distributions are intended to apply in lieu of any default provisions prescribed in regulations; provided, however, that Code Section 401(a)(9) and the regulations thereunder override any Plan provision inconsistent with such Code Section and regulations.

                  Section 5.06. Payment for Minor or Incompetent Person. In the event that any amount is payable under the Plan to a minor or to any person deemed by the Benefits Administrative Committee to be incompetent, either mentally or physically, such payment shall be made for the benefit of such minor or incompetent person in any of the following ways, as determined in the Benefits Administrative Committee's sole discretion:
   (a) to the legal representative of such minor or incompetent person; (b) directly to such minor or incompetent person; or (c) to some near relative of such minor or incompetent person to be used for the latter's benefit. The Benefits Administrative Committee shall not be required to see to the proper application of any such payment made to any person pursuant to the provisions of this Section 5.06.

                  Section 5.07. Voting Rights and Tender Offers. (a) The voting rights of any UFC Stock held in the Trust Fund shall be exercised by the Trustee as directed by the Benefits Investment Committee in a manner it determines to be in the best interests of Participants. Notwithstanding the foregoing, with respect to UFC Stock allocated to a Participant's ESOP subaccount, prior to an occasion for the exercise of UFC Stock voting rights, the Benefits Administrative Committee shall provide each Participant with notification of such occasion together with any other information being provided by the Company to its shareholders with respect to such occasion. Each Participant is entitled to direct the Benefits Administrative Committee as to the manner in which UFC Stock then allocated to his ESOP subaccount is to be voted on such occasion; provided that, with respect to any fractional share of such UFC Stock, it shall be combined with fractional shares in other Participants' ESOP subaccounts to be voted to reflect, to the extent the Benefits Administrative Committee determines it is possible, the directions of the Participants with fractional shares in their UFC Stock subaccounts. The voting directions with respect to the UFC Stock of all Participants shall be communicated by the Benefits Administrative Committee to the Trustee for voting in accordance therewith.

                  (b) In the event of any tender offer for shares of UFC Stock held in the Trust Fund, the Trustee shall respond to the tender offer with respect to any such shares as directed by the Benefits Investment Committee in a manner the Benefits Investment Committee determines to be in the best interests of Participants.

                  Section 5.08. Change of Control. (a) For purposes of this Section, the term "change of control of Company" means:

                         (i)    the acquisition of more than
                                eighty-five percent (85%) of the
                                outstanding shares of voting stock
                                directly or indirectly by any
                                person or group of persons acting
                                in concert, excluding affiliates of
                                the Company, by means of an offer
                                made publicly to the holders of all
                                or substantially all of the
                                outstanding shares of any one or
                                more classes of the voting stock of
                                the Company to acquire such shares
                                for cash, securities, other
                                property or any combination
                                thereof; or

                         (ii)   the sale, assignment or transfer by
                                the Company of all or substantially
                                all of its business and assets to
                                any person, excluding affiliates of

                                the Company; or

                         (iii)  a merger, consolidation or other
                                business combination by the Company
                                into or with any person in which
                                neither the Company nor any
                                subsidiary thereof is the
                                continuing or successor
                                corporation.

                         (iv)   As a result of, or in connection
                                with, any cash tender or exchange
                                offer, merger or other business
                                combination, sale of assets or
                                contested election or any
                                combination of the foregoing
                                transactions, the persons who are
                                directors of the Company before any
                                of the foregoing transactions shall
                                cease to constitute a majority of
                                the Board of Directors of the
                                Company or any successor to the
                                Company.

                  (b) In the event of a change of control of the Company, all account balances of all Participants employed on such date shall be fully vested and nonforfeitable.

                  Section 5.09. Loans. (a) The Benefits Administrative Committee shall be responsible for the administration of this loan program. Upon written application to the Benefits Administrative Committee and subject to spouse consent in the form specified in Section 5.05(b), a Participant or the Beneficiary of a deceased Participant (collectively referred to as "Borrower") may borrow against the Borrower's vested account balances provided, however, that at no time shall the total balance of any loans outstanding (including any such loans during the preceding twelve (12) months) exceed the lesser of (i) $50,000, or (ii) one-half of the value of the Borrower's accounts as of the last day of the calendar quarter immediately preceding the application, but not in excess of the Borrower's subaccounts attributable to Employee After-Tax Contributions, rollover contributions pursuant to Section 3.07, the Fantasy Flavors, Inc. Savings and Investment Plan, the Fantasy Flavors, Inc. Profit Sharing Plan, and Pre-Tax Deposits. All loans shall be approved in writing by the Benefits Administrative Committee and shall bear interest at a rate commensurate with the rate that would be charged by commercial lenders for similar loans in accordance with Department of Labor Regulation ' 2550.408b-1 as determined by the Benefits Administrative Committee. The term of the loan shall be such period as may be agreed upon by the Borrower and the Benefits Administrative Committee, but in no event shall exceed five (5) years in duration, except for the purchase of the Borrower's principal residence. Every loan applicant shall receive a clear statement of the charges involved in each loan transaction, including the dollar amount and annual interest rate or the finance charge.

                  (b)    Amounts loaned to a Borrower pursuant to subsection
   (a) above shall be deducted from the Borrower's account for purposes of the allocation of Trust Fund earnings under Section 4.03 hereof, in the order and from the subaccounts specified above. All loans made pursuant to this Section 5.09 shall be investments for the benefit of the Borrower's account to be treated as a segregated account, and all interest and principal paid thereon shall be allocated to the Borrower's account. In the event that the Borrower fails to make two (2) or more consecutive payments, the loan shall be in default. The Benefits Administrative Committee shall notify the Borrower in writing of the default. If the Borrower fails to cure the default by making all necessary payments within thirty (30) days of such written notice, the Benefits Administrative Committee may direct the Trustee to charge the total amount of such loan (including accrued interest) or any portion thereof from the portion of the Borrower's account, at such time as will not risk disqualification of the Plan, and such account shall be reduced by said amount. All loans shall be secured by the Borrower's segregated loan account, which shall consist of the Borrower's indebtedness plus interest and shall be funded from the account attributable to (i) rollover contributions, (ii) Employee After-Tax Contributions and then (iii) Pre-Tax Deposits.

                  (c)    In the sole discretion of the Benefits
   Administrative Committee limitations on the number, dollar amount, and repayment of loans hereunder shall be imposed on a uniform and nondiscriminatory basis, together with any other rules and regulations deemed appropriate, including the assessment of a processing fee.

                  Section 5.10. Hardship Withdrawals. (a) Upon a showing of substantial hardship, as determined by the Benefits Administrative Committee and subject to spouse consent in the form specified in Section 5.05(b), a Participant may withdraw any portion of the balance in his account which is attributable to Pre-Tax Deposits, Employee After-Tax Contributions, pre-tax and after-tax contributions in the Fantasy Flavors, Inc. Savings and Investment Plan subaccount, and rollover contributions pursuant to Section 3.07. Upon written request to and approval of the Benefits Administrative Committee. Earnings after December 31, 1988 on Pre-Tax Deposits may not be withdrawn and Pre-Tax Deposits shall be deemed the last amounts withdrawn. For purposes of this Section, substantial hardship shall mean:

                         (i)    medical expenses described in Code
                                Section 213(d) incurred by the
                                Participant, the Participant's
                                spouse or any dependents of the
                                Participant (as defined in Code
                                Section 152) which are not
                                reimbursed by insurance;

                         (ii)   purchase (excluding mortgage
                                payments) of a principal residence
                                for the Participant;

                         (iii)  payment of tuition for the next
                                semester or quarter of
                                post-secondary education for the
                                Participant or the Participant's
                                spouse, children or dependents; or

                         (iv)   the need to prevent the eviction of
                                the Participant from his principal
                                residence or foreclosure on the
                                mortgage of the Participant's
                                principal residence.

   The hardship withdrawal shall be limited to the amount of the immediate and heavy financial need. A withdrawal may be made from the Employee After-Tax Contribution subaccount and rollover contributions pursuant to
   Section 3.07 without a prior loan, but any withdrawal from the Pre-Tax Deposits subaccount shall be made only after the Participant takes all permitted loans and distributions hereunder and any other plan maintained by the Affiliates. The foregoing definition of hardship shall apply on and after April 1, 1989; prior to that date, the definition in the Plan in effect December 31, 1988 shall apply.

                  (b)    The Benefits Administrative Committee may amend this
   Section in its discretion to permit hardship withdrawals pursuant to any rules which satisfy the applicable regulations and rulings of the Internal Revenue Service from time to time.

                  (c) In the event of a hardship withdrawal of Pre-Tax Deposits, the Participant shall be subject to an additional contribution limitation for the next following calendar year. The $7,000 limitation of
   Section 3.02(e) shall be applied by counting any Pre-Tax Deposits in either the calendar year in which the withdrawal occurs or the next following calendar year.

                  Section 5.11. Withdrawals of Certain After-Tax Contributions. Subject to spouse consent in the form specified in Section 5.05(b), a Participant may withdraw in full the portion of his Fantasy Flavors, Inc. Savings and Investment Plan subaccount attributable to his after-tax contributions. Any withdrawal request pursuant to this Section shall be subject to those reasonable procedures established by the Benefits Administrative Committee.

                  Section 5.12. Withholding/Rollover Rules. (a) This section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this section, a distributee may elect, at the time and in the manner prescribed by the Administrative Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover as such terms are defined herein.

                  (b) An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

                  (c) An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

                  (d) A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

                  (e) A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

                  Section 5.13. Quarterly Statement. As soon as practicable following the end of each Plan Year quarter, and at such other times as it determines, the Benefits Administrative Committee shall provide each Participant with a statement reflecting the status of the Participant's account as of such date.

                           ARTICLE VI.  ADMINISTRATION


                  Section 6.01. Allocation of Responsibility Among Fiduciaries for Plan and Trust Administration. The Finance Committee, Benefits Administrative Committee and Trustee shall be "Named Fiduciaries" within the meaning of Section 402(a)(2) of ERISA. The Named Fiduciaries shall have only those specific powers, duties, responsibilities and obligations as are specifically given them under this Plan or the trust agreement. In general, the Finance Committee shall have the sole authority to appoint and remove the members of the Benefits Administrative Committee and to amend or terminate the Plan in whole or in part. The Benefits Administrative Committee shall have the responsibility for the administration of this Plan, which responsibility is specifically described in this Plan. The Trustee shall have the sole responsibility for the administration of the Trust and the management of the assets held thereunder, except to the extent such responsibility is delegated to any investment managers in accordance with such trust agreement. Each Named Fiduciary may rely upon any direction, information or action of any other Named Fiduciary as being proper, and is not required to inquire into the propriety of any such direction, information or action. It is intended under this Plan that each Named Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under this Plan and shall not be responsible for any act or failure to act of another Named Fiduciary. An individual may serve in more than one fiduciary capacity hereunder.

                  Section 6.02. Appointment and Authority of Benefits Administrative Committee. (a) The general responsibility for carrying out the provisions of the Plan shall be placed in the Benefits Administrative Committee which shall be comprised of not less than three
   (3) employees of the Employers or any Affiliate thereof appointed from time to time by the Finance Committee. The Benefits Administrative Committee may appoint from its number such officers and/or subcommittees with such powers as it shall determine and may authorize one or more of its number or any agent to execute or deliver any instrument or make any payment on its behalf. The Benefits Administrative Committee may designate and allocate any fiduciary responsibility to one or more of its members or to any other person or persons. It may retain counsel, employ agents and provide for such clerical, accounting and actuarial services as it may require. The foregoing sentence shall in no way affect the duty and obligation of the Benefits Administrative Committee to retain such services in connection with the carrying out of its duties and to designate an independent, qualified public accountant as provided in
   Section 6.03(b) hereof.

                  (b) The Benefits Administrative Committee shall hold meetings upon such notice, at such place and at such times as it may from time to time determine. A meeting may be held in any manner as may be determined by the Benefits Administrative Committee, but in any event, where all members are not physically present, the actions of the Benefits Administrative Committee shall be reduced to writing and sent to all members within ten (10) days of the date of such meeting.

                  (c) A majority of the Benefits Administrative Committee shall constitute a quorum, and any action which the Plan authorizes or requires the Benefits Administrative Committee to take shall require the written approval or the affirmative vote of a majority of its members.

                  (d) Members of the Benefits Administrative Committee shall not be paid any compensation from the assets of the Plan.

                  (e) Subject to the provisions of the Plan, the Benefits Administrative Committee may from time to time establish rules for the transaction of its business. The determination of the Benefits Administrative Committee as to any disputed question pertaining to the Plan shall be conclusive.

                  (f) Any member of the Benefits Administrative Committee may resign by delivering his written resignation to the Finance Committee. Any member of the Benefits Administrative Committee may be removed by the Finance Committee, and such removal shall be effective at such time as is provided for by the Finance Committee. Notice of such removal shall be conveyed to the member so removed in the manner provided by the Finance Committee.

                  (g) In addition, the Benefits Administrative Committee shall have the following specific duties and authority under the Plan:

                         (i)    To determine a funding policy in
                                accordance with Section 3.05
                                herein;

                         (ii)   To exercise discretionary authority
                                to determine eligibility for
                                benefits and to construe the terms
                                of the Plan, any such determination
                                or construction shall be final and
                                binding on all parties unless
                                arbitrary and capricious.

                         (iii)  To prescribe and require the use of
                                appropriate forms;

                         (iv)   To formulate, issue and apply rules
                                and regulations;

                         (v)    To make appropriate determinations
                                and calculations;

                         (vi)   To authorize and direct benefit
                                payments; and

                         (vii)  To prepare and file reports,
                                notices, and any other documents
                                relating to the Plan which may be
                                required by law.

   The Benefits Administrative Committee shall exercise any authority allocated hereunder in any manner consistent with ERISA and the applicable provisions of the Plan.

                  Section 6.03. Use of Professional Services. (a) The Benefits Administrative Committee may allocate fiduciary duties to any other person or persons. The Benefits Administrative Committee may employ agents, provide for clerical services as required and, subject to the approval of the Finance Committee, retain counsel.

                  (b) The Benefits Administrative Committee shall, subject to the approval of the Finance Committee, engage an independent, qualified public accountant who shall audit the Plan and its assets in compliance with ERISA (and if the Benefits Administrative Committee so elects, subject to the approval of the Finance Committee, remove and appoint another such accountant).

                  Section 6.04. Fees and Expenses. Where the Benefits Administrative Committee utilizes services as provided in Section 6.03 hereof, the Benefits Administrative Committee shall review the fees and other costs for these services and shall authorize the payment of such fees and costs. Such fees and costs and other expenses incurred or authorized by the Benefits Administrative Committee shall be paid by the Employers or from the Plan assets as determined by the Benefits Administrative Committee.

                  Section 6.05. Claims Procedure. A Participant or Beneficiary may file with the Benefits Administrative Committee a claim with respect to the Plan. Any such claim shall be filed in writing stating the nature of the claim, the facts supporting the claim, the amount claimed and the name and address of the claimant. The Benefits Administrative Committee, within ninety (90) days (or one hundred eighty
   (180) days if special circumstances require an extension of time for processing the claim and the Benefits Administrative Committee notifies the claimant of such extension prior to ninety (90) days from the date of the initial filing of the claim) after receipt of the notice, shall render a written decision on the claim. If the claim shall be denied, either in whole or in part, the decision shall include the specific reason or reasons for the denial; specific reference to the pertinent Plan provision or provisions which is the basis for the denial; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation why the information or material is necessary; and appropriate information as to the steps to be taken if the Participant or Beneficiary wishes to appeal the Benefits Administrative Committee's decision. The claimant may file with the Benefits Administrative Committee, within sixty (60) days after receiving such notification, a written notice of request for review of the Benefits Administrative Committee's decision. The review shall be made by the Benefits Administrative Committee. The written notice of appeal should contain (i) a statement of the ground(s) for the appeal, (ii) a specific reference to the pertinent Plan provision or provisions on which the appeal is based,
   (iii) a statement of the argument(s) and authority (if any) supporting each ground for the appeal, and (iv) any other pertinent documents or comments which the claimant desires to submit in support of the appeal. The Benefits Administrative Committee shall render a written decision on the claim which shall include the specific reasons for the decision and a reference to the pertinent Plan provisions on which the decision was based within sixty (60) days (or one hundred twenty (120) days if special circumstances require an extension of time for processing the claim and the Benefits Administrative Committee notifies the claimant of such extension prior to sixty (60) days from the date of the initial filing of the claim) after receipt of the documents requested for review. A copy of the Benefits Administrative Committee's decision shall be mailed promptly to the claimant. If a Participant or Beneficiary shall not file written notice with the Benefits Administrative Committee at the times set forth above, the Participant or Beneficiary shall have waived all benefits other than as set forth in the notice from the Benefits Administrative Committee.

                  The foregoing claims procedure shall be the only method by which claims of Participants, former Participants or Beneficiaries shall be decided under this Plan. Oral communications by potential claimants to the Benefits Administrative Committee shall have no force and effect hereunder.

                  Section 6.06. Trustee's Responsibilities. The duties, authority and responsibility of any Trustee or other person handling all or any part of the Plan assets shall include and be limited to the duties, authority and responsibility expressly set forth in a written agreement between the Company and any such Trustee or other person.

                  Section 6.07. Fiduciary Insurance and Indemnification.
   The Company or any Affiliate shall maintain and keep in force such insurance as the Benefits Administrative Committee shall determine to insure and protect the directors, officers, employees of the Company or any Affiliate thereof and any appropriately authorized delegates or appointees of them against any and all claims, damages, liability, loss, cost or expense (including attorneys' fees) arising out of or resulting from (including failure to act with respect to) any responsibility, duty, function or activity of any such person in relation to the Plan, including without limitation, the members of the Benefits Administrative Committee and directors, officers and employees of the Employers or any subsidiary or Affiliate thereof performing responsibilities, duties, functions, and/or actions at the direction or under the authority of any of the foregoing.

                  In lieu of and/or as a supplement and in addition to the insurance referred to in the foregoing sentence, the Affiliates shall indemnify and hold harmless their directors, officers and employees against any and all claims, damages, liability, loss, cost or expense (including attorneys' fees) arising out of or resulting from (including failure to act with respect to) any responsibility, duty, function or activity of any such person in relation to the Plan (or trust agreement, if applicable) including without limitation the members of the Benefits Administrative Committee and directors, officers and employees of the Affiliates performing responsibilities, duties, functions and/or actions at the direction or under the authority of any of the foregoing; provided, however, that no such indemnification shall extend to any matter as to which it shall have been adjudged by any court of competent jurisdiction that such person or persons have acted in bad faith or were guilty of gross negligence in the performance of any duties hereunder unless such Court shall, in view of all the circumstances of the case, determine that such person or persons are fairly and reasonably entitled to indemnification.

                  Section 6.08. Agent for Service of Process. The Chairman of the Benefits Administrative Committee is hereby designated as the agent for service of legal process with respect to all matters pertaining to the Plan.

                  Section 6.09. Allocation of Fiduciary Responsibility.
   This Article VI provides for "Named Fiduciaries" as required by Section 402(a)(1) of ERISA and a procedure for the allocation of responsibilities as required by Section 402(b)(2) of ERISA. If the Finance Committee or Benefits Administrative Committee allocates responsibility as herein provided, such Named Fiduciaries shall not be responsible for the actions of the person(s) to whom the responsibility is allocated except as provided in Section 405(c)(2) of ERISA.

                  Section 6.10. Liability for Breach of Co-Fiduciary. The members of the Finance Committee and the Benefits Administrative Committee shall not be liable for the acts of commission or omission of another fiduciary unless (i) such member knowingly participated or knowingly attempted to conceal the act or omission of another fiduciary and he knew the act or omission was a breach of fiduciary responsibility by the other fiduciary; or (ii) such member has knowledge of a breach by the other fiduciary and shall not make reasonable efforts to remedy the breach; or
   (iii) such member's breach of the member's own fiduciary responsibility permitted the other fiduciary to commit a breach.

                  Section 6.11. Communications. All requests, appeals, elections and other communications to the Benefits Administrative Committee shall be in writing and shall be made by transmitting the same via the U.S. Mail, certified, return receipt requested, addressed as follows:

                  Universal Foods Corporation
                  433 East Michigan Street
                  Milwaukee, Wisconsin  53202

                  Attention:    Chairman, Benefits Administrative Committee
                                Universal Foods Corporation Savings Plan


                      ARTICLE VII.  TRUSTEE AND TRUST FUND


                  Section 7.01. Trustee and Trust Fund. The powers and duties of the Trustee with respect to the Plan and Trust Fund are set forth in the Trust.

                  Section 7.02. Investment of Trust Fund. (a) All contributions made to the Trust Fund pursuant to this Plan shall be paid to the Trustee and shall be invested pursuant to Section 4.03 and the Trust. Such investments may include participations in any common trust fund established or maintained by the Trustee for the collective investment of fiduciary funds and shall not be limited by any state statute or judicial decision prescribing or limiting investments appropriate for trustees. There shall be no limitation on the percentage of the Trust Fund which may be composed of UFC Stock.

                  (b) The Benefits Administrative Committee may direct the Trustee to incur Acquisition Loans from time to time to finance the acquisition of UFC Stock for the Trust Fund or to repay a prior Acquisition Loan. An installment obligation incurred in connection with the purchase of UFC Stock shall constitute an Acquisition Loan. An Acquisition Loan shall be for a specific term, shall be a reasonable rate of interest and shall not be payable on demand except in the event of default. An Acquisition Loan may be secured by a collateral pledge of the Financed Shares so acquired. No other assets of the Trust Fund may be pledged as collateral for an Acquisition Loan and no lender shall have recourse against the Trust Fund other than any Financed Shares remaining subject to pledge. Any pledge of Financed Shares shall provide for the release of shares so pledged in a manner provided in Section 4.02(c) hereof. Repayments of principal and interest on any Acquisition Loan shall be made by the Trustee (as directed by the Benefits Administrative Committee) only from Employer contributions paid in cash to enable the Trustee to repay such Acquisition Loan, from earnings attributable to such Employer contributions, or from any cash dividends received by the Trust Fund on such Financed Shares.

                  Section 7.03. Acquisition of UFC Stock. It is intended that the Trustee qualify as an "agent independent of the issuer" within the meaning of Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and accordingly neither the Company nor any Affiliate of the Company may exercise any direct or indirect control or influence over the times when, or the prices at which, the Trustee purchases shares of UFC Stock in the market, the amounts to be purchased, the manner in which the shares are to be purchased, or the selection of a broker or dealer through which purchases are executed. Purchases will not be made for the purpose of creating actual or apparent active trading in, or raising the price of, UFC Stock. Any such investment and reinvestment shall meet the applicable provisions of ERISA and the Code.


                    ARTICLE VIII.  AMENDMENT AND TERMINATION


                  Section 8.01. Amendment. The Company shall have the right, by action of the Finance Committee, to modify, alter or amend the Plan at any time and in any manner which does not cause any part of the Plan to be used for, or diverted to, any purpose other than the exclusive benefit of the Participants or Beneficiaries. Notwithstanding the foregoing, no amendment to the Plan shall decrease a Participant's accrued benefit or vested percentage or eliminate an optional form of distribution for a previously accrued benefit.

                  Section 8.02. Termination. The Company shall have the right to terminate the Plan, in whole or in part, by action of the Finance Committee. An Employer may terminate its participation in the Plan by action of its board of directors. In the event of any termination, partial termination or permanent discontinuance of Employer contributions, the account balances of Participants affected by such action shall be fully vested and nonforfeitable.

                  Section 8.03. Non-Reversion of Assets. In no event shall the Employers receive any amount from the Plan, except that, (i) to the extent that any contributions hereunder are made by a mistake of fact, such amount may, at the request of the Benefits Administrative Committee, be returned within one (1) year after it is made, (ii) all contributions hereto being hereby expressly conditioned on the deductibility of the contribution under Code Section 404, and to the extent such deduction is disallowed it may, at the request of the Benefits Administrative Committee, be returned within one (1) year after the disallowance of such deduction, and (iii) amounts may be returned pursuant to Section 4.04(d)(iv) hereof.

                         ARTICLE IX.  GENERAL PROVISIONS


                  Section 9.01. Participants to Furnish Information. Each Participant entitled to benefits under the Plan shall furnish to the Benefits Administrative Committee such evidence, data or information as the Benefits Administrative Committee considers necessary or desirable in order to administer the Plan properly.

                  Section 9.02. Non-Guarantee of Employment or Other Benefits. Neither the establishment of the Plan, nor any modification or amendment hereof, nor the payment of benefits hereunder shall be construed as giving any Participant or other person whomsoever any legal or equitable right against the Employers, the Finance Committee, the Benefits Administrative Committee, the Benefits Investment Committee, or their respective members or the Trustee, or the right to payment of any benefits hereunder (unless the same shall be specifically provided herein) or as giving any Employee the right to be retained in the service of the Employers or the Affiliates.

                  Section 9.03. Mergers, Consolidations and Transfers of Plan Assets. In the case of any merger, consolidation with, or transfer of assets or liabilities to any other plan, each Participant must be entitled (if the Plan then terminated) to receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit the Participant would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan then terminated) pursuant to the requirements of ERISA and the Code.

                  Section 9.04. Spendthrift Clause. No Participant, former Participant or Beneficiary entitled to benefits hereunder shall have the right to transfer, assign, alienate, anticipate, pledge or encumber any part of such benefits, nor shall such benefits, or any part of the Plan assets or any contract from which such benefits are payable, be subject to seizure by legal process by any creditor of such Participant, former Participant or Beneficiary. In the event that such Participant or other person entitled to such benefits, or such creditor thereof, shall attempt to effect a division as hereinabove described, of any such benefit, the Plan may pay over to or apply on the behalf of such Participant, former Participant or Beneficiary, all or any part of such benefits to which such person would otherwise have been entitled hereunder. Notwithstanding the foregoing, the Trustee may recognize a qualified domestic relations order with respect to child support, alimony payments or marital property rights if such order contains sufficient information for the Benefits Administrative Committee to determine that it meets the applicable requirements of Section 414(p) of the Code. Such an order may permit distribution to an alternate payee prior to the time a Participant would be eligible for benefits hereunder. The Benefits Administrative Committee shall establish written procedures concerning the notification of interested parties and the determination of the validity of such orders.

                  Section 9.05. Exclusive Benefit. All contributions made under the Plan shall be paid to the Trust, and all property and funds of the Trust allocable to the Plan, including income from investments and from all other sources, shall be managed solely in the interest of Participants and Beneficiaries and for the exclusive purpose of:

                         (i)    providing benefits to Participants
                                and Beneficiaries; and

                         (ii)   defraying reasonable expenses of
                                administering the Plan.

                  Section 9.06. Successors and Assigns. The Plan shall be binding upon the successors and assigns of the Employers.

                  Section 9.07. Top-Heavy Restrictions.  (a)
   Notwithstanding any provision to the contrary herein, in accordance with Code Section 416, if the Plan is a top-heavy plan for any Plan Year, then the provisions of this Section shall be applicable. The Plan is "top-heavy" for a Plan Year if as of its "determination date" (i.e., the last day of the preceding Plan Year or the last day of the Plan's first Plan Year, whichever is applicable), the total present value of the accrued benefits of key employees (as defined in Code Section 416(i)(1) and applicable regulations) exceeds sixty percent (60%) of the total present value of the accrued benefits of all employees under the Plan (excluding those of former key employees) (as such amounts are computed pursuant to Section 416(g) and applicable regulations using a five percent (5%) interest assumption and a 1971 GAM mortality assumption) unless such plan can be aggregated with other plans maintained by the applicable controlled group in either a permissive or required aggregation group and such group as a whole is not top-heavy. In addition, a plan is top-heavy if it is part of a required aggregation group which is top-heavy. Any plan of a controlled group may be included in a permissive aggregation group as long as together they satisfy the Code Section 401(a)(4) and 410 discrimination requirements. Plans of a controlled group which must be included in a required aggregation group (including any terminated plans) include any plan in which a key employee participates and any plan which enables such a plan to meet the Section 401(a)(4) or 410 discrimination requirements. The present values of aggregated plans are determined separately as of each plan's determination date and the results aggregated for the determination dates which fall in the same calendar year. A "controlled group" for purposes of this Section includes any group employers aggregated pursuant to Code Sections 414(b), (c) or (m). The calculation of the present value shall be done as of a valuation date which for a defined contribution plan is the determination date and for a defined benefit plan is the date as of which funding calculations are generally made within the twelve month period ending on the determination date. Solely for the purpose of determining if the Plan, or any other plan included in a required aggregation group of which this Plan is a part, is top-heavy (within the meaning of Section 416(g) of the Code) the accrued benefit of an employee other than a key employee (within the meaning of Section 416(i)(1) of the Code) shall be determined under (i) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Affiliates, or (ii) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate of Section 411(b)(1)(C) of the Code.

                  (b) If the Plan is top-heavy in a Plan Year, nonkey employee participants who have not separated from service at the end of such Plan Year will receive allocations of Employer contributions and forfeitures under this Plan and/or the Universal Foods Retirement Employee Stock Ownership Plan at least equal to five percent (5%) of compensation (as defined in Code Section 415) for such year.

                  (c) If the controlled group maintains a defined benefit plan and a defined contribution plan which both cover one or more of the same key employees, and if such plans are top-heavy, then the limitation of this Plan with respect to the Code Section 415(e) maximum benefit limitations shall be amended to refer to a 1.0 adjustment on the dollar limitation rather than a 1.25 adjustment. This provision shall not apply if the Plan is not "super top-heavy" and if the minimum benefit requirements of this Section are met when five percent (5%) is changed to seven and one-half percent (7.5%) for each year such plan is top-heavy. A plan is "super top-heavy" if the ratio referred to in subsection (a) above results in a percentage in excess of ninety percent (90%) rather than a percentage in excess of sixty percent (60%).

                  (d) If the Plan is top-heavy in a Plan Year, the vesting schedule shall automatically be amended for any employee employed on the first day of such year or thereafter so that the vested percentage for employer-derived benefits is equal to the greater of the vesting provided under other provisions of the Plan or the following schedule:

            Years of Service           Nonforfeitable Percentage

            1                                  0%
            2                                  20%
            3                                  40%
            4                                  60%
            5                                  80%
            6 or more                          100%

   where "years of service" means the years credited for vesting purposes under the Plan or, if greater, the years required to be counted under Code
   Section 411 and applicable regulations thereto. If the Plan thereafter ceases to be top-heavy for a Plan Year, the vesting schedule above shall be disregarded and the original schedule applied, except with respect to any Participant with five (5) or more years of service and except that no Participant's vested percentage as of the end of the prior year shall be decreased. Any non-vested Participant who acquires a vested interest in the employer-derived benefit by operation of the amended vesting schedule shall not be subject thereafter to a cancellation of service. Notwithstanding anything in this Section to the contrary, the amendment of the vesting schedule pursuant to this subsection shall not affect the calculation of benefit amounts or the determination of benefit commencement dates hereunder.

                    Section 9.08. Retroactive Effective Date. The provisions of Section 1.01 with respect to leased employees, of Sections 3.02, 3.03 and 3.06 with respect to contribution limitations, of Section
   4.04 with respect to benefit limitations, of Section 5.09 with respect to plan loans and of Section 9.07 shall apply retroactively from and after October 1, 1987.

                    UNIVERSAL FOODS CORPORATION SAVINGS PLAN


                                   Appendix A


   Participating Groups

                    All salaried employees of the Employers in the following Divisions who meet the participation requirements of Section 2.01(a) of the Plan:

                    Corporate Division (Universal Foods Corporation)
                    Color Division (Warner-Jenkinson Company, Inc.) Dehydrated Division (Rogers Foods, Inc.)
                    Red Star Yeast and Products Division (Universal Foods Corporation)
                    Flavor Division (Universal Flavor Corp. and subsidiaries) Red Star Bioproducts (Universal Foods Corporation)

                    All non-union hourly employees of the Employers in the following locations who meet the participation requirements of Section 2.01(a) of the Plan:

                    Color Division (Warner-Jenkinson Company, Inc.)
                    Red Star Yeast and Products Division (Universal Foods Corporation)
                    Flavor Division (Universal Flavor Corp. and subsidiaries)